SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                       Integrated Device Technology, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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

                       INTEGRATED DEVICE TECHNOLOGY, INC.


                                  ------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 28, 1997


                                  ------------


     Notice is hereby given that the 1997 Annual Meeting of the Stockholders of Integrated Device Technology, Inc., a Delaware corporation (the "Company"), will be held on Thursday, August 28, 1997, at 9:30 a.m., local time, at the offices of the Company located at 2670 Seeley Road, San Jose, California, for the following purposes:

     1. To elect one Class I director for a term to expire at the 2000 Annual Meeting of Stockholders;

     2. To approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares reserved for issuance thereunder from 10,750,000 to 13,500,000;

     3. To approve an amendment to the Company's 1984 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 4,050,000 to 5,050,000;

     4. To ratify the appointment of Price Waterhouse LLP as independent auditors of the Company for fiscal 1998; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

     Stockholders of record at the close of business on July 1, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     The majority of the Company's outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure a proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke it either before or at the Annual Meeting.


Santa Clara, California
July 21, 1997



                                      By Order of the Board of Directors


                                      /s/ Jack Menache


                                      Jack Menache
                                      Secretary



PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                       INTEGRATED DEVICE TECHNOLOGY, INC.
                                2975 Stender Way
                          Santa Clara, California 95054
                                 (408) 727-6116
                                  ------------


                       1997 ANNUAL MEETING OF STOCKHOLDERS
                                 PROXY STATEMENT

                                  ------------


                                  July 21, 1997

     The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, August 28, 1997 at 9:30 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at 2670 Seeley Road, San Jose, California 95134. Only holders of record of the Company's Common Stock at the close of business on July 1, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 79,891,214 shares of Common Stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about July 21, 1997. An annual report for the fiscal year ended March 30, 1997 is enclosed with this Proxy Statement.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion.

     Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proposal Nos. 2, 3 and 4 each require for approval the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals. All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

     The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. The Company has retained a proxy solicitation firm, Skinner & Co., Inc. to aid it in the solicitation process. The Company will pay that firm a fee equal to $5,000, plus expenses. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

                            REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) a writing delivered to the Company stating that the proxy is revoked, (ii) by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting or (iii) by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.


                      PROPOSAL NO. 1-ELECTION OF DIRECTORS

     The Board of Directors consists of five members, divided into three classes. One Class I director is to be elected at the Annual Meeting to serve a three-year term expiring at the 2000 Annual Meeting of Stockholders or until a successor has been elected and qualified. The remaining four directors will continue to serve for the terms as set forth in the table below.

     Leonard C. Perham has been nominated by the Board of Directors to serve as the Class I director.

     Shares represented by the accompanying proxy will be voted for the election of the nominee recommended by the Board of Directors unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company's Restated Certificate of Incorporation, as amended, and its Bylaws. The Board of Directors has no reason to believe that the nominee will be unable to serve.


Directors/Nominees

     The names of the nominee and the other directors of the Company, and certain information about them, as of July 1, 1997 are set forth below:

               Name                   Age              Principal Occupation                Director Since
------------------------------------ -----   -------------------------------------------   ---------------
Class I Directors-Term expiring at
the 2000 Annual Meeting:

Leonard C. Perham    ...............  54     Chief Executive Officer and President of          1986
                                             the Company
Class II Directors-Term expiring at
the 1998 Annual Meeting:

Federico Faggin(1)   ...............  55     President and Chief Executive Officer of          1992
                                             Synaptics, Inc.
John C. Bolger(1)(2)    ............  50     Private investor                                  1993

Class III Directors-Term expiring at
the 1999 Annual Meeting:

D. John Carey  .....................  61     Chairman of the Board of Directors of the         1980
                                              Company
Carl E. Berg(2)   ..................  60     Partner, Berg & Berg Industrial                   1982
                                              Developers

------------
(1) Member of the Compensation and Stock Option Committee.

(2) Member of the Audit Committee.

     Mr. Perham joined the Company in October 1983 as Vice President and General Manager, SRAM Division. In October 1986, Mr. Perham was appointed President and Chief Operating Officer and a director of the Company. In April 1991, Mr. Perham was elected Chief Executive Officer. Prior to joining the Company, Mr. Perham held executive positions at Optical Information Systems Incorporated and Zilog Inc.

     Mr. Faggin has been a director of the Company since 1992. Mr. Faggin has been President, Chief Executive Officer and a director of Synaptics, Inc., a neural network research and development company, since 1986. He is a director of Aptix, Inc., Atesla, Inc. and Orbit Semiconductor.

     Mr. Bolger has been a director of the Company since January 1993. Mr. Bolger is a private investor. He was Vice President of Finance and Administration of Cisco Systems, Inc., a networking company, from May 1989 through December 1992. Mr. Bolger is a director of Integrated Systems Inc., McAfee Associates, Inc., Sanmina Corporation and TCSI Corporation.

     Mr. Carey was elected to the Board of Directors in 1980 and has been Chairman of the Board since 1982. He served as Chief Executive Officer of the Company from 1982 until his resignation in April 1991 and was President of the Company from 1982 until 1986. Mr. Carey was a founder of Advanced Micro Devices in 1969 and was an executive officer there until 1978.

     Mr. Berg has been a director of the Company since 1982. Mr. Berg has been a partner of Berg & Berg Developers, a real estate development partnership, since 1979. He is a director of Valence Technology and Videonics.


Board Meetings and Committees

     The Board of Directors of the Company held a total of ten (10) meetings during the fiscal year ended March 30, 1997 and acted by written consent four
(4) times. In June 1996, the Board of Directors combined separate Compensation and Stock Option Committees into a single Compensation and Stock Option Committee. The Board of Directors also has an Audit Committee, but does not have a Nominating Committee or any committee performing this function.

     The Compensation and Stock Option Committee, composed of two disinterested nonemployee directors, Messrs. Bolger and Faggin, determines the salaries and incentive compensation for executive officers, including the chief executive officer and key personnel, and administers the Company's stock option plans, including determining the number of shares underlying options to be granted to each employee and the terms of such options. Mr. Bolger is chair of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee held two (2) meetings during fiscal 1997 and acted by written consent eleven (11) times.

     The Audit Committee, composed of Messrs. Berg and Bolger, recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. Mr. Bolger is the Chair of the Audit Committee. The Audit Committee held one (1) meeting during fiscal 1997.

     Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal 1997.

Director Compensation

     Members of the Board of Directors who are not also officers or employees of the Company are paid an annual retainer in the amount of $10,000 per fiscal year, $2,500 per quarterly board meeting attended (except telephone meetings), $1,000 per additional board meeting attended (except telephone meetings) and $500 per committee meeting attended if not conducted on the same day as a Board meeting.

     The Company's 1994 Directors Stock Option Plan (the "Directors Plan"), covering 108,000 shares of Common Stock, was adopted by the Board of Directors in May 1994 and was approved by the stockholders in August 1994. All members of the Board of Directors who are not also employees of the Company or of a parent or subsidiary of the Company ("Nonemployee Directors") are eligible to receive options under the Directors Plan.

     The Directors Plan provides for the mandatory grant of options on an annual basis to the Company's Nonemployee Directors. The purchase price of the stock covered by all options may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the Common Stock as reported by the Nasdaq National Market on the trading day immediately preceding the date on which the fair market value is determined.

     Pursuant to the terms of the Directors Plan, each Nonemployee Director is granted an option to purchase 16,000 shares of the Company's Common Stock on the date of such Nonemployee Director's first election or appointment to the Board. In addition, the Nonemployee Director who chairs the Audit Committee of the Board of Directors is granted an option to purchase 4,000 shares of the Company's Common Stock on the date of such Nonemployee Director's first election or appointment as Chair of the Audit Committee. These options have a term of ten years and become exercisable in cumulative increments of 25% per year, commencing on the first anniversary of the date of grant.

     Annually thereafter, each Nonemployee Director is granted an option to purchase 4,000 shares of the Company's Common Stock and an additional 1,000 shares of the Company's Common Stock if the optionee is also Chair of the Audit Committee. The annual grant is made on the anniversary date of the optionee's receipt of the initial option granted under the Directors Plan. Such options become exercisable in full on the fourth anniversary of the date of grant.

     As of March 30, 1997, options to purchase 550,024 shares were outstanding to four Nonemployee Directors under the Directors Plan and the 1994 Stock Option Plan, at an average exercise price of $4.19 per share expiring in 1997 through 2007, and 34,000 shares remain available for future grant under the Directors Plan. During fiscal 1997, Mr. Berg purchased 8,000 shares upon exercise of options granted under the predecessor 1989 Directors Stock Option Plan, for net value realized of $90,500.


                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                             THE NOMINATED DIRECTOR




       PROPOSAL NO. 2-APPROVAL OF AMENDMENT TO THE 1994 STOCK OPTION PLAN

     Stockholders are being asked to approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder from 10,750,000 shares to 13,500,000 shares (an increase of 2,750,000 shares). The Board of Directors of the Company approved the proposed amendment described above on April 29, 1997 to be effective upon stockholder approval.

     Below is a summary of the principal provisions of the 1994 Option Plan assuming approval of the above amendment, which summary is qualified in its entirety by reference to the full text of the 1994 Option Plan. The Company will provide, without charge, to each person to whom a Proxy Statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the 1994 Option Plan. Any such request should be directed as follows: Stock Administrator, Integrated Device Technology Corporation, 2975 Stender Way, Santa Clara, CA 95054; telephone number (408) 727-6116; facsimile number (408) 654-6742.


1994 Option Plan History

     In May 1994, the Board of Directors of the Company adopted the 1994 Option Plan, and on August 25, 1994 it was approved by the stockholders of the Company. 3,250,000 shares of Common Stock were originally reserved for issuance under the 1994 Option Plan. In May 1995, the Board of Directors approved an amendment to the 1994 Option Plan to increase the number of shares reserved for issuance thereunder to 7,250,000, and on August 24, 1995 the amendment was approved by the stockholders of the Company. In April 1996, the Board of Directors approved an amendment to the 1994 Option Plan to increase the number of shares reserved for issuance thereunder to 10,750,000, and on August 28, 1996 the amendment was approved by the stockholders of the Company. In addition, up to 10,000,000 shares of Common Stock issuable upon exercise of stock options available for future grant or currently outstanding pursuant to the Company's 1985 Option Plan that expire or become unexercisable for any reason without having been exercised in full are available for issuance under the 1994 Option Plan. The 1994 Option Plan was intended to replace the 1985 Option Plan, which the Board of Directors terminated upon stockholder approval of the 1994 Option Plan.


Description of the 1994 Stock Option Plan

     Purpose. The purpose of the 1994 Option Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its affiliates, by offering them an opportunity to participate in the Company's future performance through awards of stock options. The Board of Directors believes that the use of stock options as a supplement to other forms of compensation paid by the Company is desirable to secure for the Company and its stockholders the advantages of stock ownership by participants, upon whose efforts, initiative and judgment the Company is largely dependent for the successful conduct of its business.

     Plan Terms. The 1994 Option Plan provides for the grant of incentive stock options ("ISOs") and nonstatutory stock options ("NSOs") to employees of the Company and its affiliates and the grant of NSOs to independent contractors, consultants and advisors of the Company and its affiliates, including directors who are also employees or consultants. A maximum of 3,507,333 shares were available for issuance as of the Record Date pursuant to the 1994 Option Plan (assuming approval of the proposed amendment). Each optionee will be eligible to receive options to purchase up to an aggregate maximum of 1,000,000 shares of Common Stock per fiscal year under the 1994 Option Plan. As of July 1, 1997, there were approximately 1,700 persons eligible to receive awards of stock options under the 1994 Option Plan.

     The purchase price of the stock covered by all options may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the Common Stock as reported by the Nasdaq National Market on the trading day immediately preceding the date on which the fair market value is determined. If an employee owns more than 10% of the total combined voting power of all classes of the Company's stock, the exercise price of an ISO must be at least 110% of such fair market value. If any option is forfeited or terminates for any reason before being exercised, then the shares of Common Stock subject to such option shall again become available for future awards under the 1994 Option Plan.

     Plan Administration. The 1994 Option Plan is administered, subject to its terms, by the Compensation and Stock Option Committee, whose members are designated by the Board of Directors. The members of the Compensation and Stock Option Committee, John C. Bolger and Federico Faggin, are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the terms and conditions of the 1994 Option Plan, the Compensation and Stock Option Committee, in its discretion, designates those individuals who are to be granted options, whether the options will be ISOs or NSOs, the number of shares for which an option or options will be awarded, the exercise price of the option, the periods during which the option may be exercised and other terms and conditions of the option. The interpretation or construction by the Compensation and Stock Option Committee of any provision of the 1994 Option Plan or of any option granted under it is final and binding on all optionees.

     Stock Option Agreements. Each option is evidenced by a written stock option agreement adopted by the Compensation and Stock Option Committee. Each option agreement states when and the extent to which options become exercisable, and the agreements need not be uniform. Options expire not more than ten years after the date of grant (five years in the case of an ISO granted to a 10% stockholder), or sooner upon an optionee's termination of employment. With respect to options granted as ISOs, option agreements contain such other provisions as necessary to comply with Section 422 of the Code. The exercise price may be paid in cash or check or, at the discretion of the Compensation and Stock Option Committee, by delivery of fully paid shares of Common Stock of the Company that have been owned by the optionee for more than six months, by waiver of compensation, through a "same day sale," through a "margin commitment" or by any combination of the foregoing.

     Termination of Employment. Options granted under the 1994 Option Plan terminate three months after the optionee ceases to be employed by the Company unless (i) the termination of employment is due to permanent and total disability, in which case the option may, but need not, provide that it may be exercised at any time within 12 months of termination to the extent the option was exercisable on the date of termination; (ii) the optionee dies while employed by the Company or within three months after termination of employment, in which case the option may, but need not, provide that it may be exercised at any time within 18 months after death to the extent the option was exercisable on the date of death; or (iii) the option by its terms specifically provides otherwise. In no event will an option be exercisable after the expiration date of the option.

     Amendment and Termination. The Board of Directors may at any time terminate or amend the 1994 Option Plan. Rights and obligations under any award granted before amendment shall not be materially changed or adversely affected by such amendment except with the consent of the optionee. Amendments to the 1994 Option Plan are subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. The 1994 Option Plan will continue in effect until May 2004, subject to earlier termination by the Board of Directors.

     Accelerated Vesting. In the event of (i) a merger or acquisition in which the Company is not the surviving entity (except for a transaction to change the state in which the Company is incorporated), (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or (iii) any other corporate reorganization or business combination that is not approved by the Board of Directors and in which the beneficial ownership of 50% or more of the Company's voting stock is transferred, all options outstanding under the 1994 Option Plan shall become fully exercisable immediately before the effective date of the transaction. Options will not become fully exercisable, however, if and to the extent that options are either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. Upon the effective date of such transaction, all options outstanding will terminate and cease to be exercisable, except to the extent they were previously exercised or assumed by the successor corporation or its parent. In the event of (i)[00a0]a tender or exchange offer that is not recommended by the Company's Board of Directors for 25% or more of the Company's voting stock by a person or related group of persons other than the Company or an affiliate of the Company or (ii) a contested election for the Board of Directors that results in a change in a majority of the Board within any period of 24 months or less, all options outstanding under the 1994 Option Plan will become fully exercisable 15 days following the effective date of such event. In such event, all options outstanding under the 1994 Option Plan will remain exercisable until the expiration or sooner termination of the option term specified in the option agreement. Acceleration of the exercisability of options may have the effect of depressing the market price of the Company's Common Stock and denying stockholders a control premium that might otherwise be paid for their shares in such a transaction and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

     Adjustments Upon Changes in Capitalization. If the number of shares of Common Stock outstanding is changed by a stock dividend, stock split, reverse stock split, recapitalization, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or by certain types of acquisitions of the Company, the Compensation and Stock Option Committee will make appropriate adjustments in the aggregate number of securities subject to the 1994 Option Plan and the number of securities and the price per share subject to outstanding options. In the event of the proposed dissolution or liquidation of the Company, the Board of Directors must notify optionees at least 15 days before such proposed action. To the extent that options have not previously been exercised, such options will terminate immediately before consummation of such proposed action.

     Nontransferability. The rights of an optionee under the 1994 Option Plan are not assignable by such optionee, by operation of law or otherwise, except by will or the applicable laws of descent and distribution or in the event of an optionee's divorce or dissolution of marriage. Options granted under the 1994 Option Plan are exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

Federal Income Tax Information

     Incentive Stock Options. An optionee does not recognize income upon the grant of an ISO and incurs no tax on its exercise (unless the optionee is subject to the alternative minimum tax described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares. If the optionee disposes of ISO Shares before the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disqualifying disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the optionee held the ISO Shares. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     Alternative Minimum Tax. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise of an ISO is an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction in certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time an NSO is granted. However, upon exercise of an NSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (or, in the case of exercise for stock subject to a substantial risk of forfeiture, at the time such forfeiture restriction lapses) and the amount paid for that stock upon exercise of the NSO. In the case of stock subject to a substantial risk of forfeiture, if the optionee makes an 83(b) election, the included amount must be based on the difference between the fair market value on the date of exercise and the option exercise price. The included amount must be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. The Company will be entitled to a deduction in connection with the exercise of an NSO by a domestic optionee to the extent that the optionee recognizes ordinary income and the Company withholds tax.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
                          TO THE 1994 STOCK OPTION PLAN

                   PROPOSAL NO. 3-APPROVAL OF AMENDMENT TO THE
                        1984 EMPLOYEE STOCK PURCHASE PLAN

     Stockholders are being asked to approve an amendment to the Company's 1984 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock reserved for issuance thereunder from 4,050,000 shares to 5,050,000 shares (an increase of 1,000,000 shares). The Board of Directors of the Company approved the proposed amendment described above on April 29, 1997 to be effective upon stockholder approval.

     Below is a summary of the principal provisions of the Purchase Plan assuming approval of the above amendment, which summary is qualified in its entirety by reference to the full text of the Purchase Plan. The Company will provide, without charge, to each person to whom a Proxy Statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Purchase Plan. Any such request should be directed as follows: Stock Administrator, Integrated Device Technology Corporation, 2975 Stender Way, Santa Clara, CA 95054; telephone number (408) 727-6116; facsimile number (408) 654-6742.


1984 Purchase Plan History

     In May 1984, the Board of Directors of the Company adopted the Purchase Plan, and on July 31, 1984, it was approved by the stockholders of the Company. 600,000 shares of Common Stock were originally reserved for issuance under the Purchase Plan. In June 1993, the Board of Directors amended and restated the Purchase Plan to increase the number of shares of Common Stock issuable thereunder by 1,000,000 shares to 4,050,000 and to extend the termination date of the Purchase Plan to the last day of the Company's 2008-2009 fiscal year, and on August 25, 1993 the stockholders of the Company approved the amendment and restatement to the Purchase Plan. A maximum of 1,054,269 shares were available for issuance as of the Record Date pursuant to the Purchase Plan (assuming approval of the proposed amendment).


Description of the Purchase Plan

     General. The Purchase Plan, which is intended to qualify under the provisions of section 423 of the Internal Revenue Code of 1986 (the "Code"), provides for the grant to employees of rights to purchase shares of the Company's Common Stock.

     Administration. The Purchase Plan is administered by a plan administrator appointed by the Board of Directors (the "Plan Administrator"). The Plan Administrator has final authority for interpretation of any provisions of the Purchase Plan or of any right to purchase stock granted under the Purchase Plan. All costs and expenses associated with the administration of the Purchase Plan are borne by the Company. In addition, the Purchase Plan provides certain indemnification provisions.

     Eligibility. Employees of the Company (including officers) become eligible for participating in the Purchase Plan after having completed three months of continuous employment that customarily entails more than twenty hours a week and more than five months per calendar year. However, no employee is eligible to participate in the Purchase Plan if, immediately after the election to participate, such employee would own stock of the Company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company. In addition, no employee is permitted to participate if under the Purchase Plan and all similar purchase plans of the Company or its subsidiaries, such rights would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

     Participation. The Purchase Plan is implemented by one or more periods of not more than twenty-seven months each ("Participation Periods"). The Board of Directors determines the duration of Participation Periods and commencement dates. The duration of each Participation Period is generally each of the Company's fiscal quarters (although the duration of the current Participation Period is nine months), and each Participation Period generally commences on the first day of each quarter. Eligible employees become participants in the Purchase Plan by executing a participation agreement and filing it with the Plan Administrator no later than the deadline stated on the participation agreement, and if none is stated, then no later than the first day of the Participation Period. By enrolling in the Purchase Plan, a participant is deemed to have elected to purchase the maximum number of whole shares of Common Stock that can be purchased with the compensation withheld during the Participation Period. With respect to any Participation Period, no participant is eligible to purchase more than 2,500 shares of stock (adjusted for Participation Periods longer than a fiscal quarter and for recapitalizations).

     Payroll Deductions. The payroll deductions made for each participant may be not less than 2% nor more than 10% of a participant's base earnings. Base earnings is defined in the Purchase Plan as all compensation, including payments for overtime work and shift differential, but excluding all incentive compensation, sales commissions and other bonuses. Payroll deductions commence with the first paycheck issued during the Participation Period and are deducted from subsequent paychecks throughout the Participation Period unless changed or terminated as provided in the Purchase Plan. The participant may, if permitted by the Plan Administrator, decrease the rate of payroll withholding during a Participation Period by filing a new participation agreement. The new rate becomes effective the first day of the second payroll period which begins following the receipt of the new participation agreement. The participant may increase or decrease the rate of payroll withholding for the next Participation Period by filing a new participation agreement on or before the date specified by the Plan Administrator and if none is stated, then no later than the first day of the Participation Period for which the change is to be effective.

     The Company maintains a plan account in the name of each participant and credits the amount deducted from compensation to such account.

     Purchase of Stock; Price. As of the last day of each Participation Period, each participant's accumulated payroll deductions are applied to the purchase of whole shares of Common Stock at a price which is the lower of (i) 85% of the fair market value per share of the Common Stock on the first trading day of the Participation Period or (ii) 85% of the fair market value per share of the Common Stock on the last trading day during the Participation Period. The fair market value of the Common Stock on a given date is defined as the closing price as reported by the NASDAQ National Market System. In the event that the aggregate number of shares which all participants elect to purchase during a Participation Period exceeds the number of shares remaining for issuance under the Purchase Plan, the available shares will be ratably divided and any excess cash will be refunded to the participants.

     Participants are notified by statements of account as soon as practicable following the end of each Participation Period as to the amount of payroll deductions, the number of shares purchased, the purchase price and the remaining cash balance of their plan account. Certificates representing whole shares are delivered to a brokerage account and kept in such account pursuant to the participation agreement. The shares must be kept in the brokerage account for two years from the date of grant unless sold.

     Withdrawal From the Purchase Plan. Participants may withdraw from participation under the Purchase Plan at any time up to the last day of a Participation Period by filing the prescribed form with the Plan Administrator. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant's plan account are refunded in cash, without interest. A participant who has withdrawn from the Purchase Plan shall not be a participant in future Participation Periods unless he or she re-enrolls pursuant to the Purchase Plan's guidelines.

     Termination of Employment. Termination of a participant's status as a full-time or permanent part-time employee for any reason, including death, is treated as an automatic withdrawal from the Purchase Plan. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant's death subsequent to the purchase of shares, but prior to delivery. A participant may also designate a beneficiary to receive cash in his or her account in the event of such participant's death prior to the last day of the Participation Period.

     Nontransferability. The rights or interests of any participant in the Purchase Plan or in any shares or cash to which such participant may be entitled, shall not be transferable by voluntary or involuntary assignment or by operation of law, or by any other manner than as permitted by the Code, by will or the laws of descent and distribution. An attempt by a participant to transfer an interest in violation of the Purchase Plan is treated as an automatic withdrawal.

     Amendment and Termination of the Purchase Plan. The Board of Directors has the right to amend, modify or terminate the Purchase Plan at any time without notice; provided, however, stockholder approval shall be obtained when required by applicable laws, regulations or rules.

     Adjustments Upon Changes in Capitalization. In the event of a subdivision or consolidation of outstanding shares, the payment of a stock dividend or other increase or decrease in such shares effected without the receipt of consideration by the Company, the aggregate number of shares offered under the Purchase Plan, the number and price of shares which any participant may elect to purchase and the maximum number of shares which a participant may elect to purchase under the Purchase Plan in any Participation Period, shall be proportionately adjusted. In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Purchase Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each participant has paid towards the stock purchase price shall be refunded.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
                    TO THE 1984 EMPLOYEE STOCK PURCHASE PLAN


                                NEW PLAN BENEFITS

     The amounts of future option grants under the 1994 Option Plan are not determinable because, under the terms of the 1994 Option Plan, such grants are made in the discretion of the Compensation and Stock Option Committee. Future option exercise prices are not determinable because they are based upon fair market value of the Company's Common Stock on the date of grant. Similarly, the amounts of future stock purchases under the Purchase Plan are not determinable because, under the terms of the Purchase Plan, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of the Company's Common Stock.


       PROPOSAL NO. 4-RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending March 30, 1998, and the stockholders are being asked to ratify such selection. Price Waterhouse LLP has been engaged as the Company's independent accountants since 1993. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.



       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF PRICE
             WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of July 1, 1997, with respect to the beneficial ownership of the Company's Common Stock by: (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock; (b) each director and nominee; (c)
each Named Executive Officer (as defined below); and (d) all officers and directors as a group.

                              SECURITY OWNERSHIP

                Name and Address                      Shares Beneficial     Percentage of Beneficial
              of Beneficial Owner                       Owned(1)(2)               Ownership
---------------------------------------------------   -------------------   -------------------------
5% Stockholders

Merrill Lynch & Co., Inc.(3)  .....................        6,021,923                   7.5%

Non-Employee Directors

Carl E. Berg(4)   .................................        2,744,131                   3.4
D. John Carey(5)  .................................        1,161,500                   1.4
Federico Faggin(6)   ..............................           84,000                    *
John C. Bolger(7)    ..............................           34,000                    *

Named Executive Officers

Leonard C. Perham(8)    ...........................          841,093                   1.0
Chuen-Der Lien(9)    ..............................          105,313                    *
William Snyder(10)   ..............................           82,162                    *
Jerry Taylor(11)  .................................           35,000                    *
Daniel L. Lewis(12)  ..............................           22,266                    *
All Executive Officers and Directors as a Group (14
 Persons)(13)  ....................................        5,299,697                   6.5%

------------
 * Less than 1%.

(1) Unless otherwise indicated below, the Company believes that the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown in the table to be beneficially owned by them, subject to community property laws where applicable.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options. Each stockholder's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days of July 1, 1997, have been exercised.

(3) Represents shares held by this stockholder reported as being beneficially owned as of June 30, 1997. Information in respect of the beneficial owner of Merrill Lynch & Co., Inc. ("ML&Co.") has been partially derived from Amendment No. 1 to its Schedule 13-G dated April 7, 1997, filed on its behalf and on behalf of Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM"), Merrill Lynch Group, Inc. ("ML Group"), Merrill Lynch Technology Fund, Inc. ("MLTF") and Princeton Services, Inc. ("PSI") with the Securities and Exchange Commission (the "Commission"). Based on such Amendment No. 1 to Schedule 13-G, ML&Co., ML Group and PSI are parent holding companies, MLAM is a registered investment adviser and MLTF is a registered investment company (for which MLAM acts as investment adviser), which has an interest that relates to greater than 5% of the Common Stock of the Company. The address of ML&Co. is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281.

(4) Represents 1,690,908 shares held of record by Mr. Berg, 391,223 shares held of record by Mr. Berg and Mr. Berg's spouse as joint tenants, 589,000 shares held of record by West Coast Venture Capital, L.P., of which Mr. Berg is a general partner, 25,000 shares held of record by Mr. Berg's spouse and 48,000 shares subject to options exercisable within 60 days of July 1, 1997.

                       (Footnotes continued on next page)

                                       11

(Footnotes continued from previous page.)

(5) Represents 850,198 shares held of record by Mr. Carey, 7,278 shares held of record by Mr. Carey's 401(k) plan account, 2,000 shares held of record by Mr. Carey's daughter and 302,024 shares subject to options exercisable within 60 days of July 1, 1997.

(6) Represents 84,000 shares subject to options exercisable within 60 days of July 1, 1997.

(7) Represents 34,000 shares subject to options exercisable within 60 days of July 1, 1997.

(8) Represents 33,000 shares beneficially owned by Mr. Perham, 8,286 shares held of record by Mr. Perham's 401(k) plan account and 799,807 shares subject to options to Mr. Perham exercisable within 60 days of July 1, 1997.

(9) Represents 5,173 shares beneficially owned by Mr. Lien, 2,140 shares held of record by Mr. Lien's 401(k) plan account and 98,000 shares subject to options exercisable within 60 days of July 1, 1997.

(10) Includes 81,422 shares subject to options exercisable within 60 days of July 1, 1997. Mr. Snyder is the former Vice President and Chief Financial Officer of the Company.

(11) Represents 35,000 shares subject to options exercisable within 60 days of July 1, 1997.

(12) Represents 600 shares held of record by Mr. Lewis' children and 21,666 shares subject to options exercisable within 60 days of July 1, 1997.

(13) Includes 1,615,918 shares subject to options exercisable within 60 days of July 1, 1997.

                REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The report of the Compensation and Stock Option Committee on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     This report is provided by the Compensation and Stock Option Committee of the Board of Directors of Integrated Device Technology, Inc. to assist stockholders in understanding the objectives and procedures in establishing the compensation of the Company's Chief Executive Officer, Leonard C. Perham, and other executive officers. During the Company's fiscal year ended March 30, 1997, the Company's compensation program was administered by the Compensation and Stock Option Committee of the Board of Directors. The role of the Compensation and Stock Option Committee was to review and approve salaries, cash bonuses and other compensation of the executive officers and to administer the 1994 Option Plan, including review and approval of stock option grants to the executive officers. The Compensation and Stock Option Committee consists solely of outside directors, Messrs. Bolger and Faggin.


   Compensation Philosophy

     The Compensation and Stock Option Committee believes that the compensation of the Company's executive officers should be:

     o competitive in the market place;

     o directly linked to the Company's profitability and to the value of the Company's Common Stock; and

     o sufficient to attract, retain and motivate well-qualified executives who will contribute to the long-term success of the Company.

     The Company's Human Resources Department, working with an independent outside consulting firm, developed executive compensation data from a nationally recognized survey for a group of similar size high technology companies and provided this data to the Compensation and Stock Option Committee. The factors used to determine the participants in the survey included annual revenue, industry, growth rate and geography. The Company's executive level positions, including the Chief Executive Officer, were matched to comparable survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash compensation. Practices of such companies with respect to stock option grants are also reviewed and compared.

     In preparing the performance graph for this Proxy Statement, the Company used the S&P Electronic (Semi/Components) Index ("S&P Index") as its published line of business index. The companies in this survey are substantially similar to the companies contained in the S&P Index. Approximately two-thirds of the companies included in the survey group are included in the S&P Index. The remaining companies included in the survey group were felt to be relevant by the Company's independent compensation consultants because they compete for executive talent with the Company notwithstanding that they are not included in the S&P Index. In addition, certain companies in the S&P Index were excluded from the survey group because they were determined not to be competitive with the Company for executive talent, or because compensation information was not available.

     This competitive market data is reviewed with the Chief Executive Officer for each executive level position and with the Compensation and Stock Option Committee as to the Chief Executive Officer. In addition, each executive officer's performance for the last fiscal year and objectives for the subsequent year are viewed, together with the executive's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the subsequent year.


   Key Elements of Executive Compensation

     The Company's executive compensation program consists of a cash and an equity-based component. Base pay and, if warranted, an annual bonus and a semi-annual award under the Company's Profit Sharing Plan constitute the cash components. Grants of stock options under the Company's 1994 Option Plan comprise the equity-based component. The Vice President of Sales is also eligible to receive a commission-based bonus, which is paid quarterly.

     Cash Components. Cash compensation is designed to fluctuate with Company performance. In years that the Company exhibits superior financial performance, cash compensation is designed to be above average competitive levels; when financial performance is below goal, cash compensation is designed generally to be below average competitive levels. Essentially, this is achieved through the cash bonus and Profit Sharing Plan awards, which fluctuate generally with pre-tax profitability.

     Base Pay: Base pay guidelines are established for executive officers after a review of compensation survey data referred to above. Individual base pay within the guidelines is based on sustained individual performance toward achieving the Company's goals and objectives. Executive salaries are reviewed annually. Executive officer salaries were targeted at or near the 50th percentile of companies included in the survey data and increased by 5.25% over salaries for fiscal 1996.

     Bonus: For fiscal 1997, the Company's bonus policy was to pay an annual cash bonus to executive officers based on the pre-tax earnings of the Company, the employee's individual performance and "performance units" assigned to eligible employees. The Company did not pay bonuses to Named Executive Officers for fiscal 1997, with the exception of an extraordinary $50,000 bonus paid to Mr. Taylor.

     Beginning in fiscal 1998, the Company will pay an annual cash bonus to certain executive officers and other key employees based on the pre-tax earnings of the Company and the employee's individual performance. Payment of bonuses is usually made in the first quarter of each fiscal year for performance during the previous year. Under this bonus plan, each eligible employee is assigned a target bonus based upon the individual's job and area of responsibility relative to the Company's goals. Payment of bonuses is scaled on the Company's performance and on the individual's performance based on meeting goals. No specific allocation is attributable to the Company as compared to individual performance. Bonuses are contingent upon the Company's meeting at least 70% of its revenue and pre-tax profit goals. The aggregate amount of all bonuses paid for any single fiscal year may not exceed 6% of pre-tax profits for the year. The Compensation and Stock Option Committee approves Company performance objectives to be used for bonus determination and approves the overall structure and mechanics of the bonus program.

     Profit Sharing Plan: The Profit Sharing Plan is available to all employees who have at least six months of service with the Company. The Board of Directors determines the amount of annual contributions under the Profit Sharing Plan. In fiscal 1997, no contribution to the Profit Sharing Plan was made. In fiscal year 1996, the Board set aside 7.0% of pre-tax earnings to be contributed to the Profit Sharing Plan. Additionally, 1% of pre-tax profit was contributed semiannually to each employee's Section 401(k) Plan account. Contributions to the Profit Sharing Plan and Section 401(k) Plan are made in cash and distributed semi-annually. The amount of each participating employee's distribution is that portion of total funds available for distribution equal to such employee's base salary divided by the aggregate base salaries of all participating employees.

     Equity-Based Component. Stock options are an essential element of the Company's executive compensation package. The Compensation and Stock Option Committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of such equity-based compensation depends entirely on appreciation of the Company' stock. Approximately 40% of the Company's employees participate in the Company's 1994 Option Plan.

     During fiscal 1997, the Compensation and Stock Option Committee made stock option grants to certain executives including the Chief Executive Officer. See "Executive Compensation Option Grants in Fiscal 1997." Generally, for executive officers, the stock option grants were at the 65th percentile of grants made by the survey companies. Stock options typically have been granted to executive officers when the executive first joins the Company, annually thereafter, in connection with significant changes in responsibilities, and, occasionally, to achieve equity within a peer group. The number of shares subject to each stock option granted takes into account or is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group, prior option grants to the executive officer and the level of vested and unvested options. The purpose of these options is to provide greater incentives to those officers to continue their employment with the Company and to strive to increase the value of the Company's Common Stock on the date of grant. These options generally vest as to 25% of the total shares one year after the date of grant and then monthly over the next three years. In addition, the Committee has also granted "fourever" options, which vest monthly over the one-year period following the third anniversary of the date of grant. The "fourever" program is intended to provide continuing incentive to employees to remain with the Company.

   Fiscal 1997 CEO Compensation

     In evaluating the compensation of Mr. Perham, President and Chief Executive Officer of the Company, for services rendered in fiscal 1997, the Compensation and Stock Option Committee examined both quantitative and qualitative factors. In looking at quantitative factors, the Compensation and Stock Option Committee reviewed the Company's fiscal 1997 financial results and compared them with the Company's financial results in fiscal 1996 and with the companies in the S&P Electronics Index. The Compensation and Stock Option Committee reviewed the Company's net loss for fiscal 1997, the Company's decrease in earnings per share in fiscal 1997, the Company's decrease in net sales for fiscal 1997 and other factors. The Compensation and Stock Option Committee did not apply any specific quantitative formula which could assign weights to those performance measures or establish numerical targets for any given factor.

     Based on the foregoing and the factors considered in determining the sizes of the stock option awards discussed above, the Compensation and Stock Option Committee made the following determinations with respect to Mr. Perham's compensation for fiscal 1997.

     In fiscal 1997, Mr. Perham's base salary was increased to $351,848 (compared to $341,600 in fiscal 1996).

     Mr. Perham received no bonus in fiscal 1997. For fiscal 1997, Mr. Perham also did not receive any payment under the Profit Sharing Plan or the Section 401(k) Plan.

     During fiscal 1997, Mr. Perham was granted an option for 120,000 shares. The Compensation and Stock Option Committee believes such option is appropriate for Mr. Perham's level of responsibility and is well within competitive practice, taking into account prior option grant history, the level of vested versus unvested shares and the number of shares Mr. Perham already owned. The Compensation and Stock Option Committee determined that this new option granted provided the necessary incentive to Mr. Perham.

  Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to the chief executive officer and the next five most highly compensated executive officers. The 1994 Option Plan and the 1995 Executive Performance Plan are in compliance with Section 162(m) and the Company believes that its compensation programs will generally satisfy the requirements for deductibility of all cash and stock-related incentive compensation to be paid to the Company's executive officer under Section 162(m). However, the Compensation and Stock Option Committee considers one of its primary responsibilities to be providing a compensation program that will attract, retain and reward executive talent necessary to maximize shareholder returns. Accordingly, the Compensation and Stock Option Committee believes that the Company's interests are best served in some circumstances to provide compensation (such as salary and perquisites) which might be subject to the tax deductibility limitation of Section 162(m).


                                      COMPENSATION AND
                                      STOCK OPTION COMMITTEE




                                      John C. Bolger        Federico Faggin

                            EXECUTIVE COMPENSATION

     The following table shows certain information concerning the compensation of each of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer of the Company who were serving as executive officers at the end of fiscal 1997 for services rendered in all capacities to the Company for the fiscal years ended
1997, 1996 and 1995 (together, the "Named Executive Officers"). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant stock appreciation rights and has no long term compensation benefits other than stock options.

                          Summary Compensation Table

                                                                                      Long-Term
                                                                                     Compensation
                                             Annual Compensation                        Awards
                           ------------------------------------------------------- -----------------
                                                                                        Shares
        Name and           Fiscal                                Other Annual         Underlying         All Other
   Principal Position       Year    Salary($)   Bonus($)(1)   Compensation($)(2)      Options(#)     Compensation($)(3)
-------------------------- -------- ----------- ------------- -------------------- ----------------- -------------------
Leonard C. Perham   ......  1997      $351,848    $        -              -             120,000            $    -
Chief Executive Officer     1996       341,600     1,369,003              -             400,000(4)          1,045
                            1995       277,776       947,329              -             160,000               677

Jerry Taylor(5)  .........  1997       131,539       150,000         23,275             150,000                 -
Vice President,             1996             -             -              -                   -                 -
Manufacturing               1995             -             -              -                   -                 -
and Memory Products

Daniel L. Lewis  .........  1997       163,246       105,326              -              15,000                 -
Vice President, Sales       1996       157,200       294,664              -              40,000(4)          1,045
                            1995       141,102       219,287              -              20,000               677

Chuen-Der Lien   .........  1997       191,557        13,850              -              30,000                 -
Vice President,             1996       180,480       425,125              -             160,000(4)          1,045
Technology Development      1995       155,124       378,710              -              32,000               677

William D. Snyder(6)   ...  1997       200,751             -            120              21,000                 -
Vice President, Finance,    1996       179,520       265,745            120              84,000(4)          1,045
and Chief Financial         1995       165,009       203,973            120              28,000               677
Officer

------------

(1) Amounts listed in this column for fiscal 1997, 1996 and 1995 include cash paid under the Company's Profit Sharing Plan, as follows: Mr. Perham, $0, $52,183 and $30,729; Mr. Taylor, $0, $0 and $0; Mr. Lewis, $0, $24,077 and
     $15,213; Mr. Lien, $0, $27,625 and $17,160; and Mr. Snyder, $0, $27,548 and
     $18,253. In fiscal 1997, Mr. Taylor received a bonus of $100,000 in connection with commencing his employment with the Company and an extraordinary performance bonus of $50,000.

(2) The amount reflected for Mr. Taylor represents a housing relocation allowance. The amounts reflected for Mr. Snyder represent health club dues.

(3) Amounts listed in this column for 1995 and 1996 are the Company's contributions to the individual 401(k) accounts of each of the Named Executive Officers for 1995 and 1996, respectively.

(4) Represents an option for 160,000 shares granted in 1995 and repriced in 1996 and an option for 120,000 shares granted in 1996 and repriced in 1996 for Mr. Perham; an option for 20,000 shares granted in 1996 and repriced in 1996 for Mr. Lewis; an option for 32,000 shares granted in 1995 and repriced in 1996 and options for 64,000 shares granted in 1996 and repriced in 1996 for Mr. Lien; and an option for 28,000 shares granted in 1995 and repriced in 1996 and an option for 28,000 shares granted in 1996 and repriced in 1996 for Mr. Snyder.

(5)  Mr. Taylor joined the Company in June 1996.

(6)  Mr. Snyder ceased to be an executive officer of the Company in July 1997.

     The following table contains information concerning the grant of stock options under the Company's 1994 Option Plan to the Named Executive Officers during fiscal 1997. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock appreciation of 5% and 10% from the date of grant over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

                         Option Grants in Fiscal 1997
                                                                                                 Potential Realizable
                                                                                                        Value
                                                                                                at Assumed Annual Rates
                                                                                                    of Stock Price
                                                                                                     Appreciation
                                      Individual Grants                                           for Option Term(1)
---------------------------------------------------------------------------------------------- ------------------------
                             Number of          % of Total
                               Shares             Options
                             Underlying         Granted to         Exercise
                              Options            Employees           Price         Expiration
          Name               Granted(2)        in Fiscal 1996     ($/Share)(2)       Date(3)         5%           10%
-------------------------- -----------------   ----------------   --------------   -----------   ----------   -----------
Leonard C. Perham   ......      120,000            3.4%             $ 9.125        10/3/03       $436,944     $1,015,020
Jerry Taylor  ............      120,000(4)         3.4%              10.125        6/24/03        375,703        847,331
                                 30,000(5)         0.8%              11.359        3/15/07        214,314        543,114
Daniel L. Lewis  .........       15,000            0.4%              10.125        7/30/03         62,773        146,648
Chuen-Der Lien   .........       30,000            0.8%              10.125        8/10/03        126,178        295,013
William Snyder   .........       21,000            0.6%              11.938        4/22/03        102,385        238,725

------------

(1) In accordance with Securities and Exchange Commission (the "SEC") rules, these columns show gains that might exist for the respective options over a period of ten years. This valuation model is hypothetical. If the stock price does not increase over the exercise price, compensation to the Named Executive Officer would be zero.

(2) Except as otherwise noted, the options shown in the table are non-qualified stock options that vest in 12 equal monthly increments beginning approximately three years after the date of grant. The terms of the 1994 Option Plan provide that these options may become exercisable in full in the event of a change in control (as defined in the 1994 Option Plan).

(3) All stock options are granted at the fair market value on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of shares already owned and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

(4) This option vests as to 25% of the shares on the first anniversary of the date of grant and thereafter for three years at the rate of 1/48th of the shares for each full month that the optionee renders services to the Company.

(5) This option is a non-qualified stock option that vests on the seventh anniversary of the date of grant, subject to earlier vesting based on performance targets.


     The following table shows the number of shares of Common Stock acquired by each of the Named Executive Officers upon the exercise of stock options during fiscal 1997, the net value realized upon exercise, the number of shares of Common Stock represented by outstanding stock options held by each of the Named
Executive Officers as of March 30, 1997 and the value of such options based on the closing price of the Company's Common Stock at fiscal year-end ($10.1875).

                        Aggregated Option Exercises in Fiscal 1997 and Fiscal Year-End Option Values

                                                                  Number of Shares
                                                               Underlying Unexercised            Value of Unexercised
                                                                 Options at Fiscal               In-the-Money Options
                                                                    Year-End(#)(1)              at Fiscal Year-End($)(2)
                                                           -------------------------------   ------------------------------
                             Shares
                           Acquired on       Value
          Name             Exercise(#)     Realized(1)     Exercisable     Unexercisable     Exercisable     Unexercisable
-------------------------- -------------   -------------   -------------   ---------------   -------------   --------------
Leonard C. Perham   ......         -        $      -        $746,473         $453,334        $5,223,706       $425,003
Jerry Taylor  ............         -               -               -          150,000                -           7,500
Daniel L. Lewis  .........    15,000         178,594          18,333           61,667            95,207         33,856
Chuen-Der Lien   .........         -               -          81,332          126,668           453,415         57,085
William Snyder   .........         -               -          69,755           79,334           539,881         33,109

------------

(1) "Value Realized" represents the fair market value of the shares underlying the options on the date of exercise less the aggregate exercise price.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized, and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company's Common Stock on March 27, 1997, the last day of trading for fiscal 1997.



                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company has a Compensation and Stock Option Committee of the Board of Directors, comprised of John C. Bolger and Federico Faggin, both of whom are outside directors. This Committee makes decisions regarding option grants to employees including executive officers. No interlocking relationship exists between the Board or the Compensation and Stock Option Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 1997.

                                PERFORMANCE GRAPH

     The Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and
(ii) an industry index or peer group. Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors 500 Index and the Standard & Poors Electronics (Semi/Components) Index for a period of five fiscal years. The Company's fiscal year ends on a different day each year because the Company's year ends at midnight on the Sunday nearest to March 31 of each calendar year. However, for convenience, the amounts shown below are based on a March 31 fiscal year end. "Total return," for the purpose of this graph, assumes reinvestment of all dividends.


                Comparison of Five Year Cumulative Total Return*
          Among Integrated Device Technology, Inc., the S & P 500 Index
                and the S & P Electronic (Semi/Components) Index

[The following  descriptive  data is supplied in accordance  with Rule 304(d) of
Regulation S-T]
                                                                   Cumulative Total Return
                                          --------------------------------------------------------------------------
                                          03/31/92     03/31/93     03/31/94     03/31/95     03/31/96     03/31/97
Integrated Device Technology, Inc.          100          132          432          630          387         340
S & P 500 Index                             100          115          117          135          179         214
S & P Electronics (Semiconductor) Index     100          187          251          301          332         705

------------
* $100 Invested on 3/31/92 in Stock or Index Including Reinvestment of Dividends. Fiscal Year Ending March 31.

                              CERTAIN TRANSACTIONS

     Through the second quarter of fiscal 1997, the Company leased its Salinas facility from Baccarat Silicon ("Baccarat"), a company wholly owned by Carl E. Berg, a director of the Company, and his brother, under a lease expiring in 2005. During fiscal 1997, the Company incurred rent expenses due Baccarat of $517,000. Late in fiscal 1996, the Company entered an agreement with Mr. Berg to acquire the Salinas facility in a transaction structured as a tax-free reorganization. This transaction was completed in December 1996 when the Company exchanged 782,445 shares of its Common Stock for all the outstanding shares of Baccarat. The transaction was valued at $8,509,000, based upon a per-share value of the Company's Common Stock of $10.875.

     The Company has from time to time retained Phillip Perham, a contractor and the brother of Leonard C. Perham, as an independent contractor to perform certain construction services in connection with improvements and repairs to various Company facilities. The Company paid Phillip Perham an aggregate of approximately $703,000 for such services during fiscal 1997, of which approximately $280,000 was reimbursed to the Company by the landlords of certain facilities leased by the Company.


      COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on the Company's review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met, except for one Form 4 that was filed late for Mr. Berg.


          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than March 23, 1998.


                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


                                      By Order of the Board of Directors


                                      /s/ Jack Menache

                                      Jack Menache
                                      Secretary



Dated: July 21, 1997
Santa Clara, California

                                                                      Appendix A

                                  DETACH HERE

                       INTEGRATED DEVICE TECHNOLOGY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
P                               AUGUST 28, 1997

R        The undersigned hereby appoints Leonard C. Perham and Jack Menache,  or either of them, each with power of substitution, to represent the O undersigned at the Annual Meeting of Stockholders of Integrated Device
     Technology, Inc. (the "Company") to be held at 2670 Seeley Road, San Jose, X California 95054 on August 28, 1997, at 9:30 a.m. P.D.T., and at any
     adjournment thereof, and to vote the number of shares the undersigned would Y be entitled to vote if personally present at the meeting on the following matters set forth on the reverse side.


                                                                    ------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                        SIDE
                                                                    ------------


                                                             DETACH HERE

[X]Please mark
   votes as in
   this example.

   The Board of Directors  recommends a vote FOR the nominee for election and FOR  Proposals 2, 3 and 4. THIS PROXY WILL BE VOTED AS
   DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY'S NOMINEE FOR ELECTION AND FOR PROPOSALS 2, 3 AND
   4. In their  discretion,  the proxies are  authorized to vote upon such other business as may properly come before the meeting or any adjournment  thereof to the extent authorized by Rule 14a-4(c)  promulgated by the Securities and Exchange  Commission.  THIS
   PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
                                                                                                  FOR          AGAINST       ABSTAIN
   1. ELECTION OF CLASS I DIRECTOR                        2. AMENDMENT   OF   1994  STOCK
      Nominees: Leonard C. Perham                            OPTION PLAN.                         [ ]            [ ]           [ ]
                FOR        WITHHELD
                [ ]           [ ]                         3. AMENDMENT OF  1984  EMPLOYEE
                                                             STOCK PURCHASE PLAN.                 [ ]            [ ]           [ ]

                                            MARK HERE     4. RATIFICATION OF SELECTION OF
                                           FOR ADDRESS       PRICE  WATERHOUSE LLP AS THE
                                           CHANGE AND [ ]    COMPANY'S        INDEPENDENT
                                            NOTE BELOW       AUDITORS.                            [ ]            [ ]           [ ]


                                                          Please sign exactly as your name(s)  appear(s) on your stock  certificate.
                                                          If shares are held of record in the names of two or more persons or in the name of husband and wife,  whether as joint tenants or otherwise,  both or all of such persons should sign the proxy.  If shares of stock are held of record by a corporation,  the proxy should be executed by the president or vice  president  and the  secretary  or  assistant  secretary.  Executors, administrators,  or other  fiduciaries  who  execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

                                                          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,  PLEASE  COMPLETE,  DATE,
                                                          SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE
                                                          SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

 Signature:_______________________________  Date:_________________ Signature:_______________________________  Date:_________________